EXHIBIT 99


                                JUMBOSPORTS INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                Years Ended January 30, 1998 and January 29, 1999

                                                           Additional
                                           Beginning     Charge to Cost                       Ending
                                            Balance        and Expense     Deductions (1)     Balance
Year ended January 30, 1998
     Allowance for doubtful accounts         $273             $255            $ 89             $439

Year ended January 29, 1999
     Allowance for doubtful accounts         $439             $ 66            $ 77             $428

     (1)  Write-offs and recoveries